PERFCASH_ALLPAR_2024_EDGARTEMPLATE
Exhibit 10.3
RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF CASH-SETTLED PERFORMANCE AWARD (INDEXED CASH)

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan, as amended from time to time (the “Plan”), shall have the same defined meanings in this Notice of Grant (the “Notice of Grant”) of Cash-Settled Performance Award (the “Indexed Cash Award”) and in the Cash-Settled Performance Award Agreement (the “Agreement”).

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Participant has been granted a Cash-Based Award under the Plan in the form of this Indexed Cash Award, to be settled in cash and subject to the terms and conditions of the Plan and the Agreement, as follows:

Grant Number:	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Total Target Payout Amount:	USD %%TOTAL_CASH_GRANTED,'999,999,999'%-%

Vesting Schedule:

Subject to the satisfaction of the Performance Goals, accelerated vesting and/or forfeiture and other terms and conditions as set forth in the Agreement or the Plan, the Indexed Cash Award will vest, in whole or in part, in accordance with the following schedule:

Tranche	Vesting Date	Target Payout Amount	Measurement Date	Measurement Period
1	[VEST DATE 1]	USD %%CASH_PERIOD1,'999,999,999'%-%	[MEASUREMENT DATE 1]	[MEASUREMENT START DATE 1 - MEASUREMENT END DATE 1]
2	[VEST DATE 2]	USD %%CASH_PERIOD2,'999,999,999'%-%	[MEASUREMENT DATE 2]	[MEASUREMENT START DATE 2 - MEASUREMENT END DATE 2]
3	[VEST DATE 3]	USD %%CASH_PERIOD3,'999,999,999'%-%	[MEASUREMENT DATE 3]	[MEASUREMENT START DATE 3 - MEASUREMENT END DATE 3]

RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
CASH-SETTLED PERFORMANCE AWARD AGREEMENT (INDEXED CASH)

This CASH-SETTLED PERFORMANCE AWARD AGREEMENT (this “Agreement”), dated as of

%%OPTION_DATE,'Month DD, YYYY'%-%

(the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and the following individual (the “Participant”):

%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%.

WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”)) or delegation of authority, as applicable, has granted to the Participant, effective as of the Grant Date, a Cash-Based Award under the Plan in the form of this Cash-Settled Performance Award (the “Indexed Cash Award”) as specified in the attached Notice of Grant, to be settled in cash as further described herein and subject to the terms and conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section (1)The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

As a condition to the grant of the Indexed Cash Award, the Participant agrees that this Agreement, together with the grant of any other applicable cash or equity-based awards under the Plan, satisfies all obligations and liabilities of the Company in connection with any “annual equity award” or similar contemplated by his or her employment agreement or offer letter, as applicable, for the calendar year in which it was granted.

Section (2)Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable Vesting Date in accordance with Section 7, each Tranche of this Indexed Cash Award shall be earned and shall vest and become non-forfeitable based on the Company’s Stock Price Performance for the Measurement Period for such Tranche, as described below (the “Performance Goal”):

(a)First, the Company shall calculate the beginning stock price (the “RXT Beginning Stock Price”) by using the VWAP ending on and including the first day in each Measurement Period.

Second, for each Tranche, the Company shall calculate the ending stock price (the “RXT Ending Stock Price”) for the applicable Measurement Period by using the VWAP ending on and including the applicable Measurement Date.

Third, the Company will determine the “Vesting Percentage” for each Tranche by comparing the RXT Beginning Stock Price to the RXT Ending Stock Price according to the table below (the “Stock Price Performance”), but subject to the caps provided in Section 2(b). Such determination shall be made as soon as reasonably practicable after, but in no event later than the Vesting Date.

Fourth, the “Actual Payout Amount” for each Tranche shall be determined following the conclusion of each Measurement Period as follows: (A) one-third of the Total Target Payout Amount as set forth on the Notice of Grant accompanying this Agreement shall be multiplied by (B) the Vesting Percentage for such Tranche according to the actual Performance Level achieved based on the Company’s Stock Price Performance.

Finally, on the Vesting Date for each Tranche, the Actual Payout Amount shall vest and become non-forfeitable.

Performance Level	Stock Price Performance	Vesting Percentage*
Minimum	[PERFORMANCE LEVEL MINIMUM]	[XXX]%
Target	[PERFORMANCE LEVEL TARGET]	[XXX]%
Maximum	[PERFORMANCE LEVEL MAXIMUM]	[XXX]%
*The Vesting Percentage for Stock Price Performance between Performance Levels shall be determined by linear interpolation.

(b)The Vesting Percentage for any Tranche shall not exceed [XXX]%.

(c)Definitions. For purposes hereof, capitalized but not otherwise defined terms herein shall have the meanings ascribed below. For convenience, many of the below defined terms are summarized in a table on the Notice of Grant accompanying this Agreement.

(i)“Tranche” shall mean each of

(A)one-third of the Total Target Payout Amount included on the Notice of Grant accompanying this Agreement, which shall be earned and eligible to vest based on the Company’s Stock Price Performance for the First Tranche Measurement Period (the “First Tranche”);

(B)one-third of the Total Target Payout Amount included on the Notice of Grant accompanying this Agreement, which shall be earned and eligible to vest based on the Company’s Stock Price Performance for the Second Tranche Measurement Period (the “Second Tranche”); and

(C)one-third of the Total Target Payout Amount included on the Notice of Grant accompanying this Agreement, which shall be earned and eligible to vest based on the Company’s Stock Price Performance for the Third Tranche Measurement Period (the “Third Tranche”).

(ii)“Measurement Period” means (subject to Section 3) each of (A) for the First Tranche, the period from the [Measurement Start Date 1] through [Measurement Date 1] (the “First Tranche Measurement Period”), (B) for the Second Tranche, the period from [Measurement Start Date 2] through [Measurement Date 2] (the “Second Tranche Measurement Period”) and (C) for the Third Tranche, the period from [Measurement Start Date 3] through [Measurement Date 3] (the “Third Tranche Measurement Period”).

(iii)“Performance Period” means (subject to Section 3) the period commencing [Measurement Start Date 1] and ending on (and including ) [Measurement Date 3].

(iv)“Vesting Date” shall mean, for each Tranche, the date that is the first day of the quarter that is at least 90 days after the Measurement Date for such Tranche; provided, that the Committee may, in its sole discretion, accelerate the Vesting Date for any Tranche to a date that is after the calculation of the Vesting Percentage for such Tranche.

(v)“VWAP” means the volume weighted average market closing price of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as reported on any national securities exchange on which the Common Stock is then traded for the thirty (30) consecutive trading days immediately preceding and including the Grant Date or Measurement Date, as applicable.

(vi)“Measurement Date” means (subject to Section 3) each of (A) for the First Tranche, [Measurement Date 1], (B) for the Second Tranche, [Measurement Date 2] and (C) for the Third Tranche, [Measurement Date 3].

Section (3)Change in Control. If the Company has a Change in Control during the Performance Period, then, subject to Section 2(b) but notwithstanding any other provision herein to the contrary, (i) each Measurement Period that has not ended before the effective date of such Change in Control will end as of the effective date of such Change in Control, (ii) each Measurement Date that has not occurred prior to the effective date of such Change in Control shall be deemed to be the effective date of such Change in Control, (iii) the Performance Period shall end as of the effective date of such Change in Control; (iv) the Vesting Percentage for each Tranche that has not already vested shall be determined as soon as reasonably practicable after, but in no event later than 20 days after, the effective date of such Change in Control; (v) the Vesting Date for each such Tranche shall be deemed to be the Measurement Date; and (vi) the Vesting Percentage for each such Tranche shall be not less than 100%.

Section (4)Settlement. To the extent that any portion of the Indexed Cash Award is earned and vests under Section 2 of this Agreement, the Company will pay the Participant the Actual Payout Amount in cash, subject to withholding of Tax-Related Items pursuant to Section 8 below. The settlement date on which payment of the Actual Payout Amount will be made to the Participant will be on or before the first regularly scheduled pay period in Participant’s local jurisdiction following the Vesting Date; provided, however, that in the event that the Indexed Cash Award vests on a Change in Control pursuant to Section 3 or on such other applicable vesting event under this Agreement, settlement of the Actual Payout Amount due on such vesting of the Indexed Cash Award shall be made as soon as practicable after the Change in Control or other applicable vesting event but in no event later than the seventieth (70th) calendar day thereafter, subject to Section 22(b) below, if applicable.

This Indexed Cash Award is denominated in United States Dollars. If Participant’s base salary is paid in a currency other than United States Dollars, the Actual Payout Amount will be converted to the

Participant’s local currency equivalent shortly before the settlement date to allow sufficient time for administrative processes leading up to the settlement date.

Section (5)Restriction on Transfer. The Indexed Cash Award may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, other than as provided in Section 10.3(b) of the Plan. The Indexed Cash Award shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Indexed Cash Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Indexed Cash Award, shall be null and void and without effect.

Section (6)Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Indexed Cash Award shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of the Indexed Cash Award is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Indexed Cash Awards) under the Plan in the future, or benefits in lieu of Indexed Cash Awards, even if Indexed Cash Awards have been granted in the past. The grant of this Indexed Cash Award does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.

Section (7)Termination. Notwithstanding anything contained herein to the contrary and except as may be provided in the Participant’s employment or services agreement with the Company or the Company’s Executive Change in Control Severance Plan, no portion of any Tranche of this Indexed Cash Award shall be eligible for vesting if the Participant has a Termination of Service for any reason before the Vesting Date for such Tranche, and no portion of any Tranche of this Indexed Cash Award that has a Vesting Date after the date of the Participant’s Termination of Service shall vest thereafter (i.e., the portion of the Indexed Cash Award associated with such Tranche shall be forfeited immediately upon Participant’s Termination of Service) and cancelled by the Company, except Termination of Service as a result of the death or Disability of the Participant.

For the avoidance of doubt, if the Participant has a Termination of Service after the Measurement Date for a Tranche of the Performance Units but before the Vesting Date of such Tranche, the Performance Units of such Tranche shall not be eligible to vest on such Vesting Date and will cease vesting and be forfeited immediately upon Participant’s Termination of Service and cancelled by the Company.

Upon the death or Disability of the Participant, any portion of the Indexed Cash Award that was not vested immediately prior to the Participant’s death or Disability shall immediately vest in full at the Target Performance Level.

Section (8)Responsibility for Taxes.

(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the

Company or the Employer. The Participant further acknowledges that the Company and/or the Employer

(i)make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Indexed Cash Award, including, but not limited to, the grant or vesting of the Indexed Cash Award, or the receipt of a cash payment acquired pursuant to such vesting; and

(ii)(do not commit to and are under no obligation to structure the terms of the grant or any aspect of Indexed Cash Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Indexed Cash Award. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, the Company or the Employer will generally withhold cash which would otherwise be payable to the Participant pursuant to the vesting of the Indexed Cash Award sufficient to cotver the withholding obligation for Tax Related Items. Alternatively, or in addition, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;

(ii)requiring the Participant to tender a cash payment to the Company or the Employer; and/or

(iii)any other methods approved by the Committee and permitted by applicable laws.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount or, if not refunded, the Participant may seek a refund from the local tax authorities. Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the cash payment if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

Section (9)Nature of Grant. In accepting the Indexed Cash Award, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)all decisions with respect to future Indexed Cash Awards or other grants or Awards, if any, will be at the sole discretion of the Company;

(c)the Participant is voluntarily participating in the Plan;

(d)the Indexed Cash Award and any cash payment acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;

(e)the Indexed Cash Award and any cash payment acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(f)unless otherwise agreed with the Company, the Indexed Cash Award and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(g)no claim or entitlement to compensation or damages shall arise from forfeiture of the Indexed Cash Award resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any) or from the application of any recoupment or clawback policy or requirement;

(h)unless otherwise provided in the Plan or by the Company in its sole discretion, the Indexed Cash Award and the benefits evidenced by this Agreement do not create any entitlement to have the Indexed Cash Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction;

(i)neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Indexed Cash Award or of any amounts due to the Participant pursuant to the vesting of the Indexed Cash Award; and

(j)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Section (10)Adjustment of Performance Goals. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Committee deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of (i) subject to Section 3, any acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the Performance Period, and/or (ii) any changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries.

Section (11)Data Privacy Consent. The Company is located at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667, USA and grants certain employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.

(a)Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.

(b)Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade and/or Morgan Stanley Smith Barney, independent service providers based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Indexed Cash Award vests, the Company may transfer personal data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.

(d)Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer reasonably requires access to the Participant's personal data, the Company will remove it from it from its systems.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant's salary as an employee; the Participant would merely forfeit the opportunities associated with this Agreement and the Plan.

(f)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667.

(g)The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section (12)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section (13)Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Indexed Cash Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control unless otherwise required by applicable laws.

Section (14)Repayment of Awards. Consistent with Section 10.5 of the Plan, if, after the cash payment is made to the Participant the Company is required to restate previously reported financial results for any Measurement Period for which performance is measured for this grant, the Committee will require the Participant to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written notice of repayment documenting the corrected calculation and the amount and terms of repayment. The Participant must repay the amount specified in the notice of repayment. The Committee may, in its discretion, reduce a future payout as necessary to recoup any amounts outstanding under a previously issued notice of repayment. Further, for the avoidance of doubt, the Indexed Cash Award and any cash paid thereunder are also subject to forfeiture and recoupment to the extent set forth in Section 10.5 of the Plan.

Section (15)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Indexed Cash Award and on any cash payment upon vesting of the Indexed Cash Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section (16)Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices and to:
19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667
Attn: Chief Legal Officer
cc: legalnotice@rackspace.com

If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section (17)Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section (18)Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

Section (19)Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Indexed Cash Award granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be impaired without the Participant’s consent.

Section (20)Governing Law; Dispute Resolution.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b)Notwithstanding anything to the contrary set forth in the Plan, the Company and the Participant agree that any suit, action or proceeding brought by or against a party in connection with this Agreement or Executive’s employment with or separation from the Company shall be brought solely in the state districts courts of Texas. Each party expressly and irrevocably consents and submits to the jurisdiction, forum, and venue of such courts in connection with any such legal proceedings, including to enforce this Agreement or its/his rights or obligations hereunder, and both parties agree to accept service of process by the other party or any of its agents in connection with any such proceeding.

Section (21)Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.

Section (22)Section 409A.

(a)It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that no portion of the Indexed Cash Award provided under this Agreement or cash payment thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)This paragraph applies only if the Company determines that Participant is a “specified employee,” as defined in the regulations under Section 409A at the time of Participant’s

“separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and it is determined that settlement of this Indexed Cash Award is not exempt from Section 409A. If this paragraph applies, and the event triggering settlement is Participant’s “separation from service,” then any portion of the Indexed Cash Award that otherwise would have been settled during the first six months following Participant’s “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of Participant’s separation from service or (ii) Participant’s death.

Section (23)Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section (24)Entire Agreement. The Notice of Grant, this Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section (25)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section (26)Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section (27)Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section (28)Required Acceptance; Termination of Prior Agreement. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date, the Indexed Cash Award shall be terminable by the Company.

Section (29)Recoupment/Clawback Policy; Compensation Subject to Recovery. The Participant acknowledges that the Company adopted the Executive Officer Incentive Compensation Clawback Policy (the “Clawback Policy”) to which the Participant is or may in the future become subject. In consideration of the grant of the Indexed Cash Award, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board or the Compensation Committee pursuant to the Clawback Policy or any similar clawback or recoupment policy which the Company may adopt from time to time to the extent the Board determines in good faith that the adoption and maintenance of such policy is necessary to maintain corporate governance best practices and/or comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by applicable law. The Participant acknowledges and agrees that the Actual Payout Amount received by the Participant pursuant to this Agreement shall be subject to forfeiture, recovery by the Company or other action pursuant to the Clawback Policy or any such other clawback or recoupment policy. This Section 29 shall survive the Participant’s Termination of Service for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Board or the Compensation Committee with respect to the foregoing shall be final, conclusive and binding upon the Holder and all persons claiming through the Participant.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:	Kellie Teal-Guess
Title:	Chief Human Resources Officer

PARTICIPANT

Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%